UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2021

Amerant Bancorp Inc.
(Exact name of registrant as specified in its charter)

Florida	001-38534	65-0032379
(State or other jurisdiction of incorporation	(Commission file number)	(IRS Employer Identification Number)
220 Alhambra Circle
Coral Gables, Florida 33134
(Address of principal executive offices)

(305) 460-8728
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of exchange on which registered
Class A Common Stock	AMTB	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 24, 2021, 220 Alhambra Properties LLC (“220 Alhambra”) a subsidiary of Amerant Bancorp Inc. (the “Company”) entered into a purchase and sale agreement (the “Agreement”) with FNLI Audax LLC (“Purchaser”) whereby 220 Alhambra agreed to sell a certain lot or parcel of real estate including our approximately 177,000 square foot headquarters building in Coral Gables, Florida, located at 220 Alhambra Circle, Coral Gables, Florida 33134, (the “Property”) to Purchaser for a total purchase price of $135 million (the “Purchase Price”) payable in cash or other immediately available funds.

The closing of the transaction is subject to due diligence and other standard closing conditions and is expected to occur no later than December 15, 2021. Before the expiration of the due diligence period, Purchaser may terminate the Agreement for any reason or no reason whatsoever. The Agreement also contains customary covenants, representations and warranties, and indemnification provisions.

As part of this transaction, 220 Alhambra will lease back the Property from the Purchaser for a term of 18 years at a market rent and with customary terms and conditions pursuant to a lease that will be entered into by 220 Alhambra and the Purchaser at closing (the “Lease”). During the term of the Lease, 220 Alhambra will have the right to sublet the whole or any part of the Property. The Company can make no assurances that the transaction will successfully close on or before December 15, 2021 at the Purchase Price, or at all.

The foregoing summaries of the Agreement and the Lease do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the Lease which will be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2021	Amerant Bancorp Inc.

	By:	/s/ Julio V. Pena
Name: Julio V. Pena
Title: Senior Vice President, Securities Counsel and Assistant Corporate Secretary